Exhibit 10.4

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of February 11, 2014, is hereby entered into by and among Ladder Capital Corp, a Delaware corporation (the “Corporation”), Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (“Holdings”), and each of the TRA Members (as herein defined).

RECITALS

WHEREAS, on January 30, 2014, Holdings, the Corporation and Ladder Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), entered into an Agreement of Merger (the “Merger Agreement”) in connection with the initial public offering (the “Ladder IPO”) by the Corporation of Class A Shares (as herein defined), pursuant to which, as of the date hereof, Merger Sub has merged (the “Merger”) into Holdings, with Holdings as the surviving entity;

WHEREAS, as of the date hereof (the “IPO Date”), the Ladder IPO has been completed;

WHEREAS, reference is hereby made to the Amended and Restated Limited Liability Limited Partnership Agreement of Holdings, dated as of the date hereof, as may be amended and/or restated from time to time (the “LLLP Agreement”);

WHEREAS, as a result of the completion of the Merger and the Ladder IPO, as of the date hereof (i) the Corporation is the general partner of Holdings, (ii) the Corporation and certain direct or indirect wholly-owned subsidiaries of the Corporation own certain of Holdings’ issued and outstanding LP Units (as such term is defined in the LLLP Agreement) (“LP Units”) and (iii) the Exchangeable Limited Partners (as such term is defined in the LLLP Agreement)  (the “Exchangeable Limited Partners”) own the remaining issued and outstanding LP Units;

WHEREAS, Holdings is treated as a partnership for United States federal income tax purposes;

WHEREAS, the LP Units held by the Exchangeable Limited Partners are exchangeable for Class A Shares of the Corporation in the manner set forth in the LLLP Agreement;

WHEREAS, Holdings and each of its direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes will have in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as herein defined) in which an Exchange (as herein defined) of LP Units occurs, which election is intended to result in an adjustment (solely for the benefit of the Corporation) to the tax basis of the assets owned by Holdings and such subsidiaries as of the date (such date, the “Exchange Date”) of an Exchange of LP Units;

WHEREAS, the income, gain, loss, expense and other Tax (as herein defined) items of (i) the Corporation, as a partner of Holdings (and in respect of each of Holdings’ direct and indirect subsidiaries treated as disregarded entities or partnerships for United States federal income tax purposes), may be affected by the Basis Adjustments (as herein defined) and (ii) the Corporation may be affected by the Imputed Interest (as herein defined); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the actual or deemed effect of the Basis Adjustments and the Imputed Interest on the Corporation’s liability for Taxes.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1.                            Definitions.  As used in this Agreement, the terms set forth in this Section 1.1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).  With respect to any Person who is an individual, “Affiliates” shall also include any member of such individual’s Family Group.

“Agreed Rate” means LIBOR plus 200 basis points.

“Basis Adjustment” means, in respect of an Exchanging TRA Member, the deemed adjustment to the Tax basis of an Exchange Reference Asset in respect of such Exchanging TRA Member, in each case, arising in respect of an Exchange by such Exchanging TRA Member, as calculated under Section 2.1 of this Agreement, under the principles of Sections 732 and 1012 of the Code (in a situation where, as a result of one or more Exchanges, Holdings becomes an entity that is disregarded as separate from its owner for tax purposes) or Sections 743(b) and 754 of the Code (including in situations where, following an Exchange, Holdings remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign Tax laws.  Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more LP Units shall be determined without regard to any Pre-Exchange Transfer of such LP Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are authorized or required to close in the state of New York.

“CC Valuation Assumptions” means, in respect of an Exchanging TRA Member, the assumptions that (i) in each Taxable Year ending on or after the Change of Control Date, each Consolidated Group and the Corporation will have taxable income sufficient to fully use the deductions and/or losses (including, as applicable and for the avoidance of doubt, any deductions taken as a result of applying the CC Valuation Assumptions) arising from any Basis Adjustment or Imputed Interest in respect of such Exchanging TRA Member during such Taxable Year or future Taxable Years (including, as applicable and for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the CC Valuation Assumptions) in which such deductions would become available, (ii) any loss carryovers generated by any Basis Adjustment or Imputed Interest in respect of such Exchanging TRA Member and available as of the Change of Control Date will be used by the Corporation or such Consolidated Group on a pro rata basis from such Change of Control Date through the scheduled expiration date of such loss carryovers and (iii) any non-amortizable assets will be disposed of (A) in the case of short-term investments, after twelve (12) months, (B) in the case of all other non-amortizable assets, on the fifteenth anniversary of the Basis Adjustment for such Exchanging TRA Member (if applicable), provided, that, notwithstanding the foregoing, non-amortizable assets shall be deemed disposed of at the earlier of (x) the time of sale of the relevant asset as a result of such Change of Control or (y) as generally provided in this clause (iii).

“Change of Control” means the occurrence of any of the following events after the IPO Date:

(i)                                     any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities; or

(ii)                                  there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the entity surviving the merger or, if the surviving entity is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” means the first date after the IPO Date on which a Change of Control occurs.

“Class A Shares” means shares of the Corporation’s Class A Common Stock, par value $0.001 per share.

“Consolidated Group” means any group of corporations filing consolidated, combined or unitary tax returns of which the Corporation is a member.

“Corporation Return” means the United States federal, state, local and/or foreign Tax Return, as applicable, of the Corporation or any Consolidated Group filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” means, in respect of an Exchanging TRA Member for a Taxable Year, the cumulative amount of Realized Tax Benefits in respect of such Exchanging TRA Member for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments in respect of such Exchanging TRA Member for the same period.  The Realized Tax Benefit and Realized Tax Detriment in respect of an Exchanging TRA Member for each Taxable Year shall be determined based on the most recent Annual Schedule in respect of such Exchanging TRA Member, if any, in existence at the time of such determination.

“Default Rate” means twelve percent (12%) per annum.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means LIBOR plus 100 basis points.

“ET Determination Date” means, with respect to any Early Termination Notice, the last day of the calendar month immediately preceding the month in which the Corporation delivers such Early Termination Notice to the applicable TRA Member.

“Exchange” means, with respect to any TRA Member, an Exchange (as such term is defined in the LLLP Agreement) of LP Units owned by such TRA Member, or any other acquisition by the Corporation from such TRA Member of LP Units owned by such TRA Member.  The term “Exchanged” shall correlative meaning.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Reference Asset” means, in respect of an Exchanging TRA Member, an asset that is held by Holdings, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange by such Exchanging TRA Member.  An Exchange Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to an Exchange Reference Asset.

“Exchanging TRA Member” means a TRA Member (i) that Exchanges, or has Exchanged, some or all of such TRA Member’s LP Units or (ii) that is an assignee of a Person that is or was an Exchanging TRA Member, pursuant to an assignment in accordance with Section 7.6(b) hereof with respect to certain LP Units that were Exchanged prior to such assignment.

“Family Group” means, with respect to any Person who is an individual, (i) such Person’s spouse, siblings, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”), (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person’s relatives or (iii) any limited partnership, limited liability company or corporation the governing instruments of which provide that such Person shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are limited to such Person and such Person’s relatives.

“GI Partners Holdco” means GI Ladder Holdco LLC, a Delaware limited liability company.  As of the date hereof, GI Partners Holdco is a TRA Member.

“Hypothetical Tax Liability” means, in respect of an Exchanging TRA Member, with respect to any Taxable Year, the liability for Taxes without duplication, of (i) any Consolidated Group and the Corporation and (ii) Holdings, but only with respect to the Corporation’s and any other Consolidated Group members’ proportionate share of the Taxes imposed on Holdings, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but (A) using the Non-Stepped Up Tax Basis in respect of such Exchanging TRA Member (as reflected on the applicable Exchange Basis Schedule and any subsequent Annual Schedule) and (B) excluding any deduction attributable to Imputed Interest in respect of such Exchanging TRA Member for the Taxable Year.  For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or Imputed Interest, as applicable.

“Imputed Interest” means, in respect of an Exchanging TRA Member, any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Corporation’s payment obligations in respect of such Exchanging TRA Member under this Agreement.

“Joinder” means a Joinder to this Agreement substantially in the form attached hereto as Exhibit A.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR07” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

“Market Value” of a Class A Share as of a particular date for purpose of clause (v) of the definition of “Valuation Assumptions” set forth in this Agreement, means the VWAP of a Class A Share as of such particular date.

“Non-Stepped Up Tax Basis” in respect of any Exchanging TRA Member means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made in respect of such Exchanging TRA Member.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” has the meaning given to such term in the LLLP Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

“Pre-Exchange Transfer” means any transfer (including upon the death of a TRA Member) or distribution of one or more LP Units (i) that occurs prior to an Exchange of such LP Units, and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, in respect of any Exchanging TRA Member, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability in respect of such Exchanging TRA Member over the “actual” liability for Taxes of (i) any Consolidated Group and the Corporation and (ii) Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation, for such Taxable Year, such “actual” liability to be computed in accordance with Section 2.1.  If all or a portion of the actual liability for Taxes of any Consolidated Group or the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation) for such Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, in respect of any Exchanging TRA Member, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the “actual” liability for

Taxes of (i) any Consolidated Group or the Corporation and (ii) Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation, for such Taxable Year, such “actual” liability to be computed in accordance with Section 2.1, over the Hypothetical Tax Liability for such Taxable Year.  If all or a portion of the actual liability for Taxes of the Consolidated Group or the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation) for such Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.9 of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is prepared), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest related thereto.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TowerBrook Holdings” means TI II Ladder Holdings, LLC, a Delaware limited liability company.  As of the date hereof, TowerBrook Holdings is a TRA Member.

“TRA Deemed Units” means, as of any date, the sum of (i) the LP Units owned by the TRA Members as of such date and (ii) any and all LP Units previously Exchanged for which a TRA Member continues to have a right to receive, or to potentially receive, Tax Benefit Payments and/or an Early Termination Payment pursuant to this Agreement.  Solely for purposes of this definition, to the extent on a particular date a TRA Member is entitled to receive, or to potentially receive, Tax Benefit Payments and/or an Early Termination Payment with respect to any LP Unit that was previously Exchanged, for purposes of clause (ii) of this definition, such TRA Member shall be deemed to be the holder of the LP Units that were previously Exchanged and resulted in such TRA Member being so entitled to receive, or to potentially receive, such Tax Benefit Payments and/or an Early Termination Payment.

“TRA Members” means (i) the Exchangeable Limited Partners that are a party to this Agreement as of the date hereof, (ii) each Exchangeable Limited Partner that after the date hereof executes and delivers to the Corporation a Joinder in accordance with the terms of Section 15 of the Merger Agreement and (iii) each transferee of a TRA Member who from time to time after the date hereof becomes a party to this Agreement by executing and delivering to the Corporation a Joinder pursuant to Section 7.6 of this Agreement.  Notwithstanding anything contained herein to the contrary, any Person that is a TRA Member at any time shall cease to be a “TRA Member” for all purposes of this Agreement (A) at such time that such Person has assigned pursuant to Section 7.6 of this Agreement, all of such Person’s rights to receive, or to potentially receive, payments pursuant to this Agreement or (B) at such time that such Person has received from the Corporation an Early Termination Payment pursuant to this Agreement.

“TRA Requisite Members” means all of (i) TRA Members which are deemed to hold a majority of the number of TRA Deemed Units that are then deemed held by all of the TRA Members at such time, (ii) TowerBrook Holdings (or a Permitted Transferee of TowerBrook Holdings); provided that this clause (ii) shall only continue to be applicable for so long as the TowerBrook Holdings and its Permitted Transferees collectively continue to be deemed to hold at least 10% of the number of TRA Deemed Units deemed held by all of the TRA Members at such time, (iii) GI Partners Holdco (or a Permitted Transferee of GI Partners Holdco); provided that this clause (iii) shall only continue to be applicable for so long as the GI Partners Holdco and its Permitted Transferees collectively continue to be deemed to hold at least 10% of the number of TRA Deemed Units deemed held by all of the TRA Members at such time and (iv) if Brian Harris is employed by Holdings or any Subsidiary of Holdings as Chief Executive Officer as of such time, then either Brian Harris or the Betsy A. Harris 2012 Family Trust.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, in respect of the determination of an Early Termination Payment for any TRA Member, the assumptions that (i) in each Taxable Year ending on or after such ET Determination Date, each Consolidated Group and the Corporation will have taxable income sufficient to fully use the deductions and/or losses (including, as applicable and for the avoidance of doubt, any deductions taken as a result of applying the Valuation Assumptions) arising from any Basis Adjustment or Imputed Interest in respect of such TRA Member during such Taxable Year or future Taxable Years (including, as applicable and for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (ii) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on such ET Determination Date, (iii) any loss carryovers generated by any Basis Adjustment or Imputed Interest in respect of such TRA Member and available as of such ET Determination Date will be used by the Corporation or such Consolidated Group on a pro rata basis from such ET Determination Date through the scheduled expiration date of such loss carryovers, (iv) any non-amortizable assets will be disposed of (A) in the case of short-term investments, after twelve (12) months and (B) in the case of all other non-amortizable assets, on the fifteenth anniversary of the earlier of the Basis Adjustment for such TRA Member (if applicable) and such ET Determination Date and (v) if, at such ET Determination Date, there are LP Units that have not been Exchanged, then each such LP Unit shall be deemed to be Exchanged for the Market Value of a Class A Share as of such ET Determination Date (unless such LP Unit was Exchanged by such TRA Member during the period beginning on such ET Determination Date and ending on the date on which the Corporation delivered the applicable Early Termination Notice to such TRA Member, in which case, as of the date of such Exchange).

“VWAP” means, as of a particular day, the daily per share volume-weighted average price of the Class A Shares as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (x) the per share volume-weighted average price of the Class A Shares on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (y) if such determination is not feasible, the fair market value per Class A Share as of such day, in either case, as determined by the Corporation).

1.2.                            Other Definitions.  The following additional terms are defined in the Sections of this Agreement indicated below:

Term	Section
Agreement	Preamble
Annual Schedule	2.4
Code	Recitals
Corporation	Preamble
Default Interest	5.2
Early Termination Notice	4.2
Early Termination Schedule	4.2
Exchange Basis Schedule	2.2
Exchange Date	Recitals
Exchange Payment	5.1
Exchangeable Limited Partners	Recitals

Term	Section
Expert	7.9
Holdings	Preamble
Interest Amount	3.1(b)
IPO Date	Recitals
Ladder IPO	Recitals
LLLP Agreement	Recitals
LP Units	Recitals
Material Objection Notice	4.2
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Net Tax Benefit	3.1(b)
Objection Notice	2.5
Reconciliation Dispute	7.9
Schedule	2.5
Senior Obligations	5.1
Tax Benefit Payment	3.1(b)
Tax Benefit Schedule	2.3
TRA Objecting Member(s)	2.5 and 4.2

ARTICLE II.
DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

2.1.                            Applicable Calculation Principles.  Subject to Section 3.3(a) and Section 4.1 hereof, the Realized Tax Benefit or Realized Tax Detriment in respect of each Exchanging TRA Member for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of, without duplication, each Consolidated Group, the Corporation and Holdings (as applicable) for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as applicable, determined using a “with and without” methodology.  For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporation for the LP Units acquired in an Exchange.  Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and Imputed Interest, as applicable, shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustments or Imputed Interest, as applicable, and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.  The parties agree that (i)

any Tax Benefit Payment exceeding $100 in respect of an Exchanging TRA Member attributable to the Basis Adjustments in respect of such Exchanging TRA Member (other than amounts accounted for as interest under the Code) will (A) be treated as a subsequent upward purchase price adjustment and (B) have the effect of creating additional Basis Adjustments in respect of such Exchanging TRA Member to Exchange Reference Assets in the year of payment, and (ii) as a result, such additional Basis Adjustments in respect of such Exchanging TRA Member will be incorporated into the current year calculation and into future year calculations, as appropriate.

2.2.                            Exchange Basis Schedule.  Within sixty (60) days after the filing of the United States federal income tax return of the Corporation or any Consolidated Group for each Taxable Year, the Corporation shall deliver to each Exchanging TRA Member that Exchanged any LP Units during such Taxable Year a schedule (an “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Exchange Reference Assets attributable to such Exchanging TRA Member as of each applicable Exchange Date, (ii) the Basis Adjustment attributable to such Exchanging TRA Member with respect to the Exchange Reference Assets as a result of the Exchanges effected in such Taxable Year by such Exchanging TRA Member, calculated in the aggregate, (iii) the period or periods, if any, over which the Exchange Reference Assets are estimated to be amortizable and/or depreciable, (iv) the period or periods, if any, over which each Basis Adjustment attributable to such Exchanging TRA Member is estimated to be amortizable and/or depreciable, and (v) the amount of any Basis Adjustment allocated to non-amortizable assets.

2.3.                            Tax Benefit Schedule.  Within sixty (60) days after the filing of the United States federal income tax return of the Corporation or any Consolidated Group for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Exchanging TRA Member a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment attributable to such Exchanging TRA Member for such Taxable Year (a “Tax Benefit Schedule”).  Each such Tax Benefit Schedule will become final as provided in Section 2.5.

2.4.                            Annual Schedule.  Within sixty (60) days after the filing of the United States federal income tax return of the Corporation or any Consolidated Group for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Exchanging TRA Member a schedule (an “Annual Schedule”) showing, in reasonable detail, (i) any increase or changes in items (ii) through (v) of Section 2.2 as shown on the Exchange Basis Schedule delivered to the applicable Exchanging TRA Member as a result of payments made to such Exchanging TRA Member pursuant to this Agreement, (ii) changes to any relevant items in connection with a Determination affecting such Exchange Basis Schedule, (iii) changes to any relevant items to correct material inaccuracies in such Exchange Basis Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the initial Exchange Basis Schedule was provided to such Exchanging TRA Member pursuant to Section 2.2, (iv) changes to any relevant items to comply with the Expert’s determination under the Reconciliation Procedures with respect to the resolution of any issues between the Corporation and such Exchanging TRA Member that have been resolved by such Expert’s determination, (v) information necessary to provide such Exchanging TRA Member notice of a material change in the Realized Tax Benefit or Realized Tax Detriment in respect of such Exchanging TRA Member attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year and (vi) information necessary to provide such Exchanging TRA Member notice of a material change in the Realized Tax Benefit or Realized Tax Detriment in respect of such Exchanging TRA Member attributable to an amended Tax Return filed in such Taxable Year.  The Annual Schedule shall be subject to approval procedures of Section 2.5.  References to an Exchange Basis Schedule in this Section 2.4 shall refer to the Exchange Basis Schedule delivered pursuant to Section 2.2 together with each Annual Schedule delivered to the applicable Exchange TRA Member.

2.5.                            Procedures for Exchange Basis Schedules, Tax Benefit Schedules and Annual Schedules.  Every time the Corporation delivers to an Exchanging TRA Member an applicable Exchange Basis Schedule, Tax Benefit Schedule or Annual Schedule (each, a “Schedule”) under this Agreement, the Corporation shall also (i) deliver to such Exchanging TRA Member schedules and work papers, as determined by the Corporation or reasonably requested by such Exchanging TRA Member, providing reasonable detail regarding the preparation of such Schedule and (ii) during the thirty (30) day calendar period after the date on which such Schedule is delivered to such Exchanging TRA Member, allow such Exchanging TRA Member reasonable access (at no cost to such Exchanging TRA Member) to the appropriate representatives at and advisors to the Corporation in connection with a review of such Schedule.  Without limiting the application of the preceding sentence, each time the Corporation delivers to an Exchanging TRA Member a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporation shall deliver to such Exchanging TRA Member a reasonably detailed calculation by the Corporation of the applicable Hypothetical Tax Liability in respect of such Exchanging TRA Member, a reasonably detailed calculation by the Corporation of the actual liability for Taxes (determined as specified in Section 2.1), as well as any other work papers as determined by the Corporation or reasonably requested by such Exchanging TRA Member during the thirty (30) day calendar period after the date on which such Tax Benefit Schedule is delivered to such Exchanging TRA Member.  As of the date thirty (30) calendar days after the date on which a Schedule is delivered to an Exchanging TRA Member, such Schedule shall become final and binding on such Exchanging TRA Member (and on the Corporation as to that Exchanging TRA Member) unless such Exchanging TRA Member (a “TRA Objecting Member”), within thirty (30) calendar days after the Corporation delivers such Schedule to such Exchanging TRA Member, provides the Corporation with written notice of an objection to such Schedule made in good faith by such TRA Objecting Member (an “Objection Notice”).  If the Corporation and such TRA Objecting Member, for any reason, are unable to successfully resolve the issues raised by such TRA Objecting Member in such Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Objection Notice, the Corporation and such TRA Objecting Member shall employ the Reconciliation Procedures in order to resolve such issues.

ARTICLE III.
TAX BENEFIT PAYMENTS

3.1.                            Payments.

(a)                                 Payments.  Within fifteen (15) calendar days of a Tax Benefit Schedule that was delivered to an Exchanging TRA Member becoming final in accordance with Section 2.5, the Corporation shall pay to such Exchanging TRA Member for such Taxable Year the Tax

Benefit Payment determined pursuant to Section 3.1(b).  Each such Tax Benefit Payment shall be made by wire transfer (or as otherwise directed by such Exchanging TRA Member) of immediately available funds to a bank account of such Exchanging TRA Member previously designated by such Exchanging TRA Member to the Corporation.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b)                                 A “Tax Benefit Payment” in respect of an Exchanging TRA Member means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount attributable to such Exchanging TRA Member.  For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of LP Units or other assets in Exchanges unless otherwise required by law.  The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit in respect of the Exchanging TRA Member as of the end of such Taxable Year over the total amount of payments previously payable under this Section 3.1 in respect of such Exchanging TRA Member, excluding payments attributable to the Interest Amount; provided, however, that for the avoidance of doubt, no Exchanging TRA Member shall be required to return any portion of any previously made Tax Benefit Payment.  The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date.  Notwithstanding the foregoing, for each Taxable Year ending on or after the Change of Control Date, all Tax Benefit Payments in respect of an Exchanging TRA Member, whether paid with respect to LP Units that were Exchanged (i) prior to the Change of Control Date or (ii) on or after the Change of Control Date shall be calculated by using the CC Valuation Assumptions.  The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange, on a LP Unit-by-LP Unit basis by reference to the resulting Basis Adjustment to the Corporation.

3.2.                            No Duplicative Payments.  Notwithstanding anything in this Agreement to the contrary, it is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.  It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the applicable Exchanging TRA Member pursuant to this Agreement.  The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

3.3.                            Pro Rata Payments; Coordination of Benefits.

(a)                                 Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate tax benefit of the Corporation or any Consolidated Group’s deduction with respect to the Basis Adjustments or Imputed Interest in respect of all Exchanging TRA Members under this Agreement is limited in a particular Taxable Year because the Corporation or applicable Consolidated Group does not have sufficient taxable income, the limitation on the tax benefit for the Corporation or the applicable Consolidated Group shall be allocated among the Exchanging TRA Members in proportion to the respective amounts of Realized Tax Benefits that would have been determined under this Agreement in respect of each Exchanging TRA Member if the

Corporation or applicable Consolidated Group had sufficient taxable income so that there were no such limitation.

(b)                                 If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year and such failure is not a breach of this Agreement under Section 5.2, then the Corporation and the Exchanging TRA Members agree that (i) the Corporation shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV.
TERMINATION

4.1.                            Early Termination.

(a)                                 All TRA Members.  The Corporation may terminate this Agreement with respect to all of the LP Units held (or previously held and Exchanged, or deemed previously held and Exchanged as a result of any permitted assignment of this Agreement pursuant to Section 7.6(b) hereof) by all TRA Members at any time by paying to each TRA Member the Early Termination Payment attributable to such TRA Member; provided, however, that this Agreement shall only terminate with respect to any such TRA Member upon the payment by the Corporation of the Early Termination Payment to such TRA Member, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by the Corporation to a TRA Member, the Corporation shall have no further payment obligations to such TRA Member under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and such TRA Member as due and payable but unpaid as of the Early Termination Notice and (ii) any Tax Benefit Payment due to such TRA Member for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment).  For the avoidance of doubt, if an Exchange occurs by a TRA Member after the Corporation makes the Early Termination Payment to such TRA Member, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligation under Section 4.3(a) to pay the Early Termination Payment to such TRA Member.

(b)                                 Any Exchanging TRA Member.  The Corporation may terminate this Agreement with respect to the LP Units previously held and Exchanged (or deemed previously held and Exchanged as a result of any permitted assignment of this Agreement pursuant to Section 7.6(b) hereof) by any Exchanging TRA Member at any time by paying to such Exchanging TRA Member the Early Termination Payment attributable to such Exchanging TRA Member; provided, however, that this Agreement shall only terminate with respect to such Exchanging TRA Member upon the payment by the Corporation of the Early Termination Payment to such Exchanging TRA Member, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(b) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by the Corporation to an Exchanging TRA Member, the Corporation shall have no further payment obligations to such Exchanging TRA Member under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and such Exchanging TRA Member as due and payable but unpaid as of the Early Termination Notice and (ii) any Tax Benefit Payment due to such Exchanging TRA Member for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment).  Each TRA Member hereby acknowledges and agrees that to the extent the Corporation elects to exercise the Corporation’s rights under this Section 4.1(b), such TRA Member shall have no rights hereunder or otherwise in connection therewith unless such TRA Member is the particular Exchanging TRA Member with respect to which the Corporation is exercising the Corporation’s rights under this Section 4.1(b).

4.2.                            Early Termination Notice.  If the Corporation chooses to exercise its right of early termination under Section 4.1 above with respect to one or more TRA Members, then the Corporation shall deliver to each applicable TRA Member written notice of such intention to exercise such right (an “Early Termination Notice”) and a schedule (an “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for such TRA Member.  As of the date thirty (30) calendar days after the date on which an Early Termination Notice and an Early Termination Schedule is delivered to a TRA Member, such Early Termination Notice and Early Termination Schedule shall become final and binding on such TRA Member (and on the Corporation as to that TRA Member, but subject to the Corporation’s ability to withdraw such Early Termination Notice in the manner described in Section 4.1) unless such TRA Member (or, in the case of an early termination for all TRA Members pursuant to Section 4.1(a), unless holders of a majority of the then TRA Deemed Units, on behalf of all TRA Members) (in either case, “TRA Objecting Members”), within thirty (30) calendar days after the Corporation delivers such Early Termination Notice and Early Termination Schedule to such TRA Members, provides the Corporation with written notice of a material objection to such Early Termination Schedule made in good faith by such TRA Objecting Members (a “Material Objection Notice”).  If the Corporation and such TRA Objecting Members, for any reason, are unable to successfully resolve the issues raised by such TRA Objecting Members in such Material Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Material Objection Notice, the Corporation and such TRA Objecting Members shall employ the Reconciliation Procedures in order to resolve such issues.

4.3.                            Payment upon Early Termination.

(a)                                 Within thirty (30) calendar days after agreement between a TRA Member and the Corporation of an Early Termination Schedule (or a deemed agreement as a result of such Early Termination Schedule becoming final and binding in the manner provided for in Section 4.2 hereof), the Corporation shall pay to such TRA Member an amount equal to the Early Termination Payment set forth in such Early Termination Schedule.  Such payment of an Early Termination Payment shall be made by wire transfer (or as otherwise directed by the Exchanging TRA Member) of immediately available funds to a bank account designated by such

TRA Member, and upon payment by the Corporation of such Early Termination Payment to such TRA Member, such TRA Member shall have no further rights under this Agreement.

(b)                                 With respect to any TRA Member to which the Corporation has delivered an Early Termination Notice, the amount of the “Early Termination Payment” for such TRA Member shall equal the sum of (i) the present value, discounted at the Early Termination Rate as of the applicable ET Determination Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the TRA Member at any time on or after such ET Determination Date assuming that the Valuation Assumptions are applied and (ii) without duplication of any amounts referred to in clause (i) above, any Tax Benefit Payments due and payable to such TRA Member (without regard to the terms of Section 5.2 hereof) prior to such ET Determination Date that have not previously been paid by the Corporation, as well as any and all Default Interest that may have accrued and is owed to such TRA Member pursuant to the terms of Section 5.2 hereof.

ARTICLE V.
SUBORDINATION AND BREACH OF PAYMENT OBLIGATIONS

5.1.                            Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the TRA Members under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

5.2.                            Breach of Payment Obligations by the Corporation.  Notwithstanding any other provision set forth in this Agreement, in the event that the Corporation breaches any of its obligations under this Agreement to make any payment to a TRA Member when due, and such breach is not cured by the Corporation within thirty (30) days after such breach, then the amount of such payment shall accrue interest at the Default Rate (“Default Interest”) until such date as such payment (along with such Default Interest) is paid by the Corporation to such TRA Member, and the accrual of such Default Interest will be such TRA Member’s sole and exclusive remedy under this Agreement as a result of such breach by the Corporation, unless (i) such breach is not cured by the Corporation prior to the first to occur of (A) the date three (3) years after the date of such breach or (B) the Change of Control Date, (ii) such breach occurs on or after the Change of Control Date or (iii) such breach is with respect to an Early Termination Payment, in which case, such TRA Member will have the right to bring an enforcement action against the Corporation in order to collect such payment (along with all accrued and unpaid Default Interest thereon).

ARTICLE VI.
TAX MATTERS; CONSISTENCY; COOPERATION

6.1.                            The Corporation’s and Holdings’ Tax Matters.  The Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, Consolidated Group and Holdings, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.

6.2.                            Consistency.  Except for items that are explicitly described as “deemed” or in similar manner by the terms of this Agreement, the Corporation and each TRA Member agree to report and cause to be reported for all purposes, including federal, state, and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Annual Schedule or Early Termination Schedule for such TRA Member provided by or on behalf of the Corporation to such TRA Member under this Agreement.

6.3.                            Cooperation.  Each Exchanging TRA Member shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse any Exchanging TRA Member for any reasonable third-party costs and expenses incurred by such Exchanging TRA Member pursuant to this Section 6.3.

ARTICLE VII.
MISCELLANEOUS

7.1.                            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) if delivered personally, on the date of delivery,  or, if delivered by facsimile, upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise, on the Business Day following confirmation of transmission by the sender’s fax machine) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

Ladder Capital Corp
345 Park Avenue, 8th Floor
New York, New York  10154
Attention:  General Counsel and Chief Financial Officer
Fax: 212-715-3199

if to Holdings, to:

Ladder Capital Finance Holdings LLLP
345 Park Avenue, 8th Floor
New York, New York  10154
Attention:  General Counsel and Chief Financial Officer
Fax: 212-715-3199

If to a TRA Member, to the address and facsimile number set forth in Holdings’ records.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

7.2.                            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission or electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.

7.3.                            Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4.                            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

7.5.                            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.6.                            Successors; Assignment; Amendments; Waivers.

(a)                                 If a TRA Member transfers any LP Units owned by such TRA Member to a Person in accordance with the terms of the LLLP Agreement (including to a Permitted Transferee of such TRA Member) (other than pursuant to an Exchange), then, as a condition to the completion of such transfer, such transferring TRA Member must assign to the transferee of such LP Units the transferring TRA Member’s rights under this Agreement with respect to such transferred LP Units by causing such transferee to execute and deliver to the Corporation a Joinder agreeing to become a “TRA Member” for all purposes of this Agreement, in such form a shall be reasonably acceptable to the Corporation.

(b)                                 Once an Exchange has occurred, any and all payments that may become payable to an Exchanging TRA Member pursuant to this Agreement with respect to the LP Units so Exchanged may be assigned by such Exchanging TRA Member to (i) any Person with the prior written approval of the Corporation or (ii) any Person that qualifies as a Permitted Transferee of such Exchanging TRA Member, but only if, in connection with such assignment, such assignee has executed and delivered to the Corporation a Joinder agreeing to become an “Exchanging TRA Member” and a “TRA Member” for all purposes of this Agreement, in such form a shall be reasonably acceptable to the Corporation.

(c)                                  No TRA Member may assign this Agreement, or any rights under this Agreement, to any Person except as expressly permitted by, and in compliance with, the terms of Section 7.6(a) or 7.6(b) hereof, and any such assignment by any TRA Member that is not expressly permitted by, and in compliance with, the terms of Section 7.6(a) or 7.6(b) hereof shall be null and void.

(d)                                 Notwithstanding the foregoing provisions of this Section 7.6, (i) no assignee described in Section 7.6(a) hereof that is not a Permitted Transferee of the applicable assignor shall have the right to enforce the provisions of Section 2.5 or 4.2 of this Agreement (in which case, any Annual Schedule or Early Termination Schedule that is delivered by the Corporation to such assignee shall be final and binding on such assignee when delivered by the Corporation to such assignee), and (ii) no assignee described in Section 7.6(a) hereof that is not a Permitted Transferee of the applicable assignor shall have any rights under this Agreement except for the right to enforce such assignee’s rights to receive payments under this Agreement (in which case, any Annual Schedule or Early Termination Schedule that is delivered by the Corporation to such assignee shall be final and binding on such assignee when delivered by the Corporation to such assignee).

(e)                                  This Agreement and any provision hereof may be modified, amended or restated only upon the written approval of the Corporation, Holdings and the TRA Requisite Members, and any such modification, amendment or restatement to which such written approval is obtained will be binding upon the Corporation, Holdings and each TRA Member; provided, that no such modification, amendment or restatement shall be effective if such modification, amendment or restatement will have a disproportionate effect on the payments certain TRA Members will or may receive under this Agreement as compared to other TRA Members unless all such TRA Members disproportionately affected consent in writing to such modification, amendment or restatement.

(f)                                   Subject to Section 7.6(d) hereof, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives.  The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

7.7.                            Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.8.                            Venue and Submission to Jurisdiction.  EXCEPT FOR MATTERS COVERED BY THE TERMS OF SECTION 7.9 HEREOF (FOR WHICH SECTION 7.9 HEREOF SHALL BE SOLELY APPLICABLE), ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURT FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

7.9.                            Reconciliation.  In the event that the Corporation and any TRA Objecting Member(s) are unable to resolve a disagreement with respect to the matters governed by Sections 2.5 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties.  The Expert shall be a partner in a nationally recognized accounting firm or a law firm, and the Expert shall not, and, unless such TRA Objecting Member(s) agree otherwise, the firm that employs the Expert shall not, have any material relationship with either the Corporation, or such TRA Objecting Member(s) or other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise.  The Expert shall resolve any matter relating to any Exchange Basis Schedule, Tax Benefit Schedule, Annual Schedule or Early Termination Schedule within thirty (30) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.  The costs and expenses with respect to the engagement of such Expert or amending any Tax Return shall be borne 50% by the Corporation and 50% by the applicable TRA Objecting Member(s).  Except as provided in the immediately preceding sentence, the Corporation and a TRA Objecting Member(s) shall each bear its own costs and expenses of such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and such TRA Objecting Member(s) and may be entered and enforced in any court having jurisdiction.

7.10.                     Withholding.  The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable TRA Member.

7.11.                     Tax Covenant.  The Corporation, Holdings and each TRA Member hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for United States federal income tax or other applicable Tax purposes.

7.12.                     Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)                                 If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code in a transaction pursuant to Section 351 of the Code or described in Section 368(a) of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

7.13.                     Confidentiality.  Each TRA Member acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in confidence and not disclose to any Person any confidential information of which knowledge was obtained pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning Holdings and its Affiliates and successors or the other TRA Members.  This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Member in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Member to prepare and file his or her Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns or (iii) in the case of any TRA Member that is (or is controlled by) a private equity fund or other investment fund, the disclosure in a customary manner by such TRA Member of any such information in confidence to such TRA Member’s investors.  Notwithstanding anything to the contrary herein, each TRA Member (and each employee, representative or other agent of such TRA Member, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, Holdings, the TRA Members and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Members relating to such tax treatment and tax structure.  If a TRA Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporation shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the other TRA Members and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.14.                     Independent Nature of TRA Members’ Rights and Obligations.  The obligations of each TRA Member hereunder are several and not joint with the obligations of any other TRA Member, and no TRA Member shall be responsible in any way for the performance of the obligations of any other TRA Member hereunder.  The decision of each TRA Member to enter into this Agreement has been made by such TRA Member independently of any other TRA Member.  Nothing contained herein, and no action taken by any TRA Member pursuant hereto, shall be deemed to constitute the TRA Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the TRA Members are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

7.15.                     Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.16.                     Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the Corporation, Holdings and the other parties hereto have duly executed this Tax Receivable Agreement as of the date first written above.

LADDER CAPITAL CORP

By:	/s/ Pamela McCormack
Name: Pamela McCormack
Title: General Counsel

LADDER CAPITAL FINANCE HOLDINGS LLLP

By:	/s/ Pamela McCormack
Name: Pamela McCormack
Title: General Counsel

TI II LADDER HOLDINGS, LLC

By:	/s/ Glenn F. Miller
Name: Glenn F. Miller
Title: Vice President

GI LADDER HOLDCO LLC

By: GI Partners Fund III L.P., its sole member

By: GI GP III L.P., its General Partner

By: GI GP III LLC, its General Partner

By:	/s/ Howard Park
Name: Howard Park
Title:

[Continuation of Signature Page to this Tax Receivable Agreement]

MERIDIAN LCF LLC

By:	/s/ Ralph Herzka
Name: Ralph Herzka
Title: Authorized Signatory

[Continuation of Signature Page to this Tax Receivable Agreement]

/s/ Alan Fishman
Alan Fishman

/s/ Brian Harris
Brian Harris

Betsy A. Harris 2012 Family Trust

By:	/s/ Brian Harris
Name: Brian Harris
Title: Trustee

/s/ Michael Mazzei
Michael Mazzei

/s/ Greta Guggenheim
Greta Guggenheim

/s/ Robert Perelman
Robert Perelman

/s/ Pamela McCormack
Pamela McCormack

/s/ Marc Fox
Marc Fox

/s/ Thomas Harney
Thomas Harney

[Continuation of Signature Page to this Tax Receivable Agreement]

CHRISTINA MAZZEI AND CAROLINE
MAZZEI IRREVOCABLE TRUST DATED
9/3/2009

By:	/s/ Jennifer Russo
Name: Jennifer Russo
Title: Trustee

EXHIBIT A

JOINDER TO TAX RECEIVABLE AGREEMENT

This JOINDER (this “Joinder”) to Tax Receivable Agreement, by and among Ladder Capital Corp, a Delaware corporation (the “Corporation”), Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (“Holdings”) and                                        (“Additional Signatory”), is dated as of                      , 20    .

WHEREAS, reference is hereby made to the Tax Receivable Agreement, dated as of February 11, 2014 by and among the Corporation, Holdings and the other parties thereto, as such agreement may be amended and/or restated from time to time (the “Tax Receivable Agreement”).  Capitalized terms used in this Joinder and not otherwise defined in this Joinder shall have the respective meanings given to such capitalized terms in the Tax Receivable Agreement; and

[WHEREAS, as a result of the Merger, Additional Signatory is the owner of [        ] LP Units (collectively, “Applicable LP Units”) and the corresponding number of shares of the Corporation’s Class B common stock, and Additional Signatory is executing and delivering this Joinder pursuant to Section 15 of the Merger Agreement.]

[WHEREAS, on                                     , Additional Signatory acquired (the “Acquisition”) [        ] LP Units (collectively, “Applicable LP Units”) and the corresponding number of shares of the Corporation’s Class B common stock from [                                 (“Transferor”)], and Transferor, in connection with the Acquisition, has required Additional Signatory to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement.]

[WHEREAS, on                                     , Additional Signatory acquired (the “Acquisition”) from [                                 (“Transferor”)], the right to receive all payments under the Tax Receivable Agreement with respect to the [        ] LP Units that were previously Exchanged (collectively, “Applicable LP Units”), and in connection with the Acquisition, Additional Signatory (i) is required to execute and deliver this Joinder pursuant to Section 7.6(b) of the Tax Receivable Agreement and (ii) will, for purposes of the Tax Receivable Agreement, be deemed to be an “Exchanging TRA Member” with respect to such Applicable LP Units.]

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Additional Signatory hereby agrees as follows:

Section 1.1.                                 Joinder to Tax Receivable Agreement.  Additional Signatory hereby (i) acknowledges that Additional Signatory has received and reviewed a complete copy of the Tax Receivable Agreement and (ii) agrees that upon execution of this Joinder, Additional Signatory (A) will become a party to the Tax Receivable Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Tax Receivable Agreement in the manner set forth in the Tax Receivable Agreement, with respect to the Applicable LP Units and (B) will be a “TRA Member” for all purposes of the Tax Receivable Agreement.

Section 1.2.                                 LLLP Agreement.  Additional Signatory hereby (i) acknowledges that Additional Signatory has received and reviewed a complete copy of the LLLP Agreement and (ii) agrees that Additional Signatory either is, or as a result of the execution and delivery of this Joinder has become, a party to the LLLP Agreement and, as a result thereof, is fully bound by, and subject to, all of the covenants, terms and conditions of the LLLP Agreement and shall is a Limited Partner (as such term is defined in the LLLP Agreement for all purposes of the LLLP Agreement.  [NOTE:  THIS SECTION 1.2 ONLY TO INCLUDED IF THE ADDITIONAL SIGNATORY ALSO OWNS/IS ACQUIRING LP UNITS]

Section 1.3.                                 Counterparts; Headings.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

Section 1.4.                                 Governing Law.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[NOTE:  IF REQUESTED BY THE CORPORATION, THE JOINDER AS COMPLETED BY AN ADDITIONAL SIGNATORY WILL ALSO INCLUDE A SECTION 1.5 IN WHICH SUCH ADDITIONAL SIGNATORY REPRESENTS TO THE CORPORATION SUCH ADDITIONAL SIGNATORY’S CONTACT INFORMATION AND WIRE INSTRUCTIONS, ALONG WITH A COVENANT BY SUCH ADDITIONAL SIGNATURE TO PROMPTLY PROVIDE THE CORPORATION WITH UPDATED CONTACT INFORMATION AND WIRE INSTRUCTIONS TO THE EXTENT SUCH INFORMATION CHANGES FROM TIME TO TIME.]

IN WITNESS WHEREOF, this Joinder to Tax Receivable Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

LADDER CAPITAL CORP

By:
Name:
Title:

LADDER CAPITAL FINANCE HOLDINGS LLLP

By:
Name:
Title:

[ADDITIONAL SIGNATORY]

By:
Name:
Title: